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                                  EXHIBIT 10.3

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                      FIRST FEDERAL BANK ROSWELL NEW MEXICO

                              EMPLOYMENT AGREEMENT
                                       FOR
                                LEONARD C. SCALZI

        This Agreement (this "Agreement") is entered into as of the ____ day of _____________, 2004 by and between First Federal Bank, Roswell, New Mexico (the "Bank"), a federally chartered savings association, with its principal administrative office at 300 North Pennsylvania Avenue, Roswell, New Mexico 88201, and Leonard C. Scalzi ("Executive"). All references to "Company" herein shall refer to First Federal Banc of the Southwest, Inc., the holding company of the Bank.

        WHEREAS, contemporaneously herewith, the Bank has entered into an Agreement and Plan of Merger dated as of ____________, 2004 (the "Merger Agreement"), by and between First Federal Bank of the Southwest, Inc. and GFSB Bancorp, Inc. ("GFSB") pursuant to which GFSB shall merge with and into the Company, and the separate existence of GFSB shall cease; and

        WHEREAS, Executive is currently employed as the Senior Vice President of GFSB; and

        WHEREAS, in consideration of Executive's outstanding service to GFSB, and in order to induce Executive to join the employ of the Bank, and to induce the Bank to enter into the Merger Agreement, the Bank and Executive desire to enter into this Agreement to effect the terms of Executive's employment by the Bank.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.      POSITION AND RESPONSIBILITIES

        During the period of his employment hereunder, Executive agrees to serve as Senior Vice President of the Bank.

2.      TERMS AND DUTIES

        (a) The period of Executive's employment under this Agreement shall begin as of the date first above written and shall continue for twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date of this Agreement ("Anniversary Date") and continuing on each Anniversary Date thereafter, this Agreement shall renew for an additional year such that the remaining term shall be two (2) years unless written notice of non-renewal ("Non-Renewal Notice") is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, in which case his employment shall cease at the end of twenty-four (24) months following such Anniversary Date. Prior to each notice period for non-renewal, senior management of the Bank will conduct a performance review of Executive for purposes of determining whether to provide notice of nonrenewal.

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        (b)     During the period of his employment hereunder, except for
periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all his business time, attention, skill and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank.

3.      COMPENSATION AND REIMBURSEMENT

        (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $________________ per year ("Base Salary"). Such Base Salary shall be payable biweekly, or in accordance with the normal payroll practices of the Bank. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

        (b) The Executive will be entitled to participate in or receive benefits under any employee benefit plans of the Bank or the Company including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, stock option and restricted stock plans, health-and-accident plans, medical coverage and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

        (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine. The Bank shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

4.      PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

        The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 7 and 13.

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        (a)     The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

        (i) the termination by the Bank of Executive's full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in
Section 5 below, or (B) Termination for Cause as defined in Section 6 hereof; or

        (ii)    Executive's resignation from the Bank's employ, upon any

                (A) failure to elect or reelect or to appoint or reappoint Executive as Senior Vice President of the Bank,

                (B) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above,

                (C) relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement,

                (D) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

                (E)     material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or
(E) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four (4) calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (E) above.

        (iii) Executive's involuntary termination by the Bank or voluntary resignation from the Bank's employ on the effective date of, or at any time following, a Change in Control during the term of this Agreement, including extensions thereof. For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "HOLA") as in effect at the time of the Change in

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Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of Company's outstanding securities, except for any securities purchased by any employee benefit plan or trust maintained by the Bank or the Company; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, PROVIDED that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be considered, for purposes of this clause (b), as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the then current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the common stock of the Company are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 35% or more of the voting securities of the Company and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

        (b)     Upon the occurrence of an Event of Termination, as defined in
Section 4(a)(i), (ii) or (iii), on the Date of Termination, as defined in
Section 7(b) or, if different, within the time frame set forth in any sub-paragraph below, the Bank shall pay, provide or credit to Executive (or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be):

        (i) his earned but unpaid salary as of the date of termination of employment with the Bank;

        (ii) as severance pay or liquidated damages, or both, a lump sum equal to the greater of the payments due for the remaining term of the Agreement, or two (2) times the highest annual rate of Base Salary paid to Executive at any time under this Agreement within sixty (60) days of termination of employment. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.




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        (c)     Notwithstanding the preceding paragraphs of this Section, in the event that:

        (i) the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto, and

        (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto, then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

5.      TERMINATION UPON RETIREMENT

        For purposes of this Agreement, termination by the Bank of Executive's employment based on "Retirement" shall mean termination in accordance with the Bank's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

6.      TERMINATION FOR CAUSE

        The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 7 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

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7.      NOTICE

        (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

        (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

8.      POST-TERMINATION OBLIGATIONS

        (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

        (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

9.      NON-COMPETITION

        (a) Upon any termination of Executive's employment hereunder, other than a termination (whether voluntary or involuntary) in connection with a Change in Control, as a result of which the Bank and/or the Company is paying Executive the benefits entitled to Executive under Section 4 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of two (2) years following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury would result to the Bank and/or the Company, its business and property in the event of Executive's breach of this Subsection 9(a), agree that in the event of any such breach by Executive, the Bank and/or the Company would be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, employers, employees and all persons acting for or with Executive. Nothing herein shall be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the

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Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

        (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

10.     SOURCE OF PAYMENTS

        All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

11.     NO ATTACHMENT

        (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

        (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

12.     ENTIRE AGREEMENT; MODIFICATION AND WAIVER

        (a) This Agreement contains the entire agreement of Executive and the Bank relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations between the parties relating to the subject matter hereof.

        (b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

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        (c)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.     REQUIRED REGULATORY PROVISIONS

        (a) The Bank may terminate Executive's employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 6 hereinabove.

        (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 USC ss.1818(e)(3) and ss.1818(g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

        (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8g(1) of the Federal Deposit Insurance Act (12 USC ss.1818(e)(4) and ss.1818(g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 USC ss.1813(x)(1)), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank by the Director of the Office of Thrift Supervision ("OTS") or his designee at the time (i) the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 USC ss.1823(c)); or (ii) the Director of the OTS or his designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

        (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

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14.     SEVERABILITY

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.     HEADINGS FOR REFERENCE ONLY

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.     GOVERNING LAW

        This Agreement shall be governed by the laws of the State of New Mexico but only to the extent not superseded by federal law.

17.     ARBITRATION

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within twenty-five miles of Roswell, New Mexico, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18.     PAYMENT OF LEGAL FEES

        All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or has been resolved in Executive's favor.

19.     RELEASE

        In consideration for the payments under this Agreement, Executive hereby agrees to release and hold harmless the Bank, its officers, directors, employees, affiliates, agents, successors and assigns, from any and all liability from any claim (whether in law or equity) arising from Executive's employment with the Bank, the Company, Gallup Federal Savings Bank or GFSB Bancorp, Inc..


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                                   SIGNATURES

        IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, effective as of the date first above written.

ATTEST:                               FIRST FEDERAL BANK



                                      By:
-------------------------                --------------------------------------
Secretary                                           Aubrey L. Dunn, Jr.


WITNESS:                              EXECUTIVE:



                                      By:
-------------------------                --------------------------------------
                                              Leonard C. Scalzi




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